EXHIBIT 10.6


                        INDEPENDENT CONTRACTOR AGREEMENT


This Agreement is entered into by and between:

1. FINTEL Group Ltd, a Hongkong corporation, located at Suite 308, Hang Bong Centre, 28 Shanghai Street, Kowloon, Hongkong, (herein referred to as "FINTEL"); and

2. Mr. Sam Chong Keen, a Singaporean Citizen, Passport No. S0141198E residing at 18 Angullia Park, #02-02 Angullia Mansions, Singapore 239973, herein referred to as "EXECUTIVE".

WHEREAS:

FINTEL agrees to employ the services of EXECUTIVE and EXECUTIVE accepts to provide his services to FINTEL, under the following terms and conditions.

3. TERM: The term of this agreement is one (1) years, starting November 1st, 2004 through October 30th, 2005;

4. DUTIES: The services provided by EXECUTIVE will be as follows: (a) locating potential clients (b) handling the negotiation (c) concluding the transaction (d) servicing the clients' needs and (e) ensuring the performance of the obligations of client and FINTEL. Additional duties might be required as agreed by both parties. EXECUTIVE will devote the best efforts in and to the faithful performance of the duties assigned by FINTEL.

5.   COMPENSATION:
     In consideration of the services to be rendered by EXECUTIVE as assigned by FINTEL, FINTEL shall pay an annual compensation and benefits based on the net income generated by EXECUTIVE per each client, not withstanding the termination of this contract, as follows:

     a) Cash payment is calculated at 33.33% of the net income received by FINTEL as a result of EXECUTIVE's services. The payments will be made according to the schedule of payments actually received by FINTEL;

     b) In addition, EXECUTIVE will be issued an option to purchase FINTEL restricted common shares at the closing price of FINTEL on the date of issuance, which is around the date of closing the deal. The amount of shares will equal to the amount in US dollar of the total value of consideration in the transaction. For example, if EXECUTIVE closes a 2 million USD deal and the market price of FINTEL on the date of issuance is $0.20, he will be awarded a total of 2 million shares at the exercise price of $0.20 a share;

     c) The option shall satisfy a vesting period before it can be exercised. The vesting period for the first one third of options is one year from date of issuance, two years for the second one third of options and three years for the third one third options. The option will be valid for a 3 year period from the end of respective vesting period. Should the client ends the service contract with Fintel before the vesting period is over, the remaining unvested options will be cancelled. For example, if the client ends the service contract in the second year, the remaining two third of the options will be cancelled. Should the client ends the service contract in the fourth year, no options will be cancelled regardless the options are exercised;

     d) EXECUTIVE will be entitled to reimbursement for all reasonable expenses incurred by him in connection with the performance of his duties, upon presentation of expense reports according to FINTEL's corporate regulation regarding expenses.

     e) EXECUTIVE will be entitled to participate and receive extra benefits as other FINTEL employees in a similar executive position, and in accordance with the benefit plans or programs set forth by the Board of Directors in the past, now or in the future.

6. TERMINATION: FINTEL or EXECUTIVE may terminate this Agreement unilaterally by giving advance notice to the other party 60 days in advance. EXECUTIVE shall be entitled to all accrued compensation and benefits prorated to the date of termination.

7. COVENANT NOT TO COMPETE: EXECUTIVE agrees that during the term of his employment, he will not, directly or indirectly, have any ownership interest of five percent or more in a corporation, firm, trust, association or other entity which is in competition with FINTEL

8. INDEPENDENT CONTRACTOR. It is expressly agreed that EXECUTIVE is acting as an independent contractor in performing its services hereunder. FINTEL shall carry no workers compensation insurance or any health or accident insurance on EXECUTIVE. FINTEL shall not pay any contributions to social security, unemployment insurance, any withholding taxes nor provide any other contributions or benefits that might be customary in an employer-employee relationship.

9.  PROPRIETARY INFORMATION
     a) For purposes of this Agreement, "proprietary information" shall mean any information relating to FINTEL'S business that has not previously been publicly released by FINTEL; and shall include, but not limited to, inventions, computer codes, software, note, written concepts, drawings, designs, plans, proposals, marketing and sales plans, financial information, customer information and other date, methods, concepts, ideas reasonably related to FINTEL'S business.
     b) EXECUTIVE agrees to regard and preserve as confidential all proprietary information obtained during or prior to his employment term. EXECUTIVE will not use this information for his benefit or purpose nor disclose same to others.
     c) EXECUTIVE agrees not to remove from FINTEL'S premises, except in pursuing his employment duties or by written consent of the Board of Directors, any documents or objects containing proprietary information EXECUTIVE recognizes that all such documents or objects, whether developed by him or others are the exclusive property of FINTEL.
     d) All client information and correspondences during the employment period shall be considered property of FINTEL and EXECUTIVE must promptly return to FINTEL upon termination of this agreement. EXECUTIVE will not be bound by the foregoing limitation in the event
          (i) the Information is otherwise disseminated and becomes public information or (ii) EXECUTIVE is required to disclose the Information pursuant to a subpoena or other judicial order.

10. NOTICES: Any notices required or permitted to be given here under shall be in writing and shall be delivered by prepaid registered or certified mail, return receipt requested. The address for notices shall be the same as per the first paragraph of this Agreement.

11.  GOVERNING LAW; ENTIRE AGREEMENT:
     This Agreement shall be construed according to the laws of Hong Kong; and constitutes the entire understanding between the parties, superseding and replacing all prior understandings and agreements. This Agreement cannot be changed, amended or terminated except by written agreement signed by both parties. If any of the provisions of this Agreement is invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect.


IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement on the 1st day of November, 2004 in Hongkong .


FINTEL GROUP LTD.                                    EXECUTIVE:
By:

-----------------------------------               -----------------------------

Date Signed:________________                         Date Signed:_______________